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                                                                    Exhibit 99.2


                        Parker Drilling Company Announces
       Call for Redemption of $65 million of 10 1/8% Senior Notes due 2009 and Closing of Sale of 9 5/8% Senior Notes Due 2013

      HOUSTON, April 21, 2005 - Parker Drilling Company (NYSE: PKD) announced today that it has called for redemption $65.0 million in aggregate principal amount of the Company's 10 1/8% Senior Notes due 2009 at a redemption price of 105.0625% of the principal amount thereof. The redemption will close on May 21, 2005.

      The Company also announced that it has closed its previously announced sale of an additional $50.0 million in aggregate principal amount of its 9 5/8% Senior Notes due 2013 at an offering price of 111% of the principal amount thereof in a previously announced private offering that resulted in gross proceeds of $55.5 million. The additional notes were issued under an Indenture, dated as of October 10, 2003, under which $175.0 million in aggregate principal amount of notes of the same series were previously issued. The Company will use the net proceeds of the offering, together with cash on hand, to fund the redemption of the 10 1/8% Senior Notes due 2009.

      The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

      This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

      Parker Drilling is a Houston-based, global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore markets. Parker also owns Quail Tools, a provider of premium industry rental tools. Parker Drilling has 56 marketed rigs and employs approximately 3,000 people worldwide.